UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2012

KOSMOS ENERGY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda	HM 11
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Deed of Transfer and Amendment

Effective February 17, 2012, Kosmos Energy Finance International (“KEFI”), an indirect subsidiary of Kosmos Energy Ltd., a company incorporated under the laws of Bermuda (the “Company”), entered into a Deed of Transfer and Amendment (the “Transfer and Amendment”) by and among KEFI, certain subsidiaries of the Company (the “Guarantors”), the lenders party thereto and BNP Paribas, as facility agent for the lenders. Under the Transfer and Amendment, certain lenders have agreed to transfer by novation to International Finance Corporation (“IFC”) an aggregate amount of $67,000,000 of their loans and available commitments under that certain Facility Agreement dated March 28, 2011 (as amended by the Transfer and Amendment, the “Facility Agreement”) by and among KEFI, the Guarantors, the lenders party thereto and BNP Paribas, as facility agent for the lenders. The Transfer and Amendment also updates and amends the terms and conditions of the Facility Agreement to add IFC as a new lender, and updates and amends the commitment percentages of the lenders and definitions throughout the Facility Agreement.

Certain of the lenders party to the Facility Agreement and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

IFC Facility Agreement

Also effective February 17, 2012, and in conjunction with the Transfer and Amendment, KEFI entered into a facility agreement by and among KEFI, the Guarantors and IFC (the “IFC Facility Agreement”). Under the IFC Facility Agreement, IFC has agreed to make available to KEFI, a secured senior term loan facility in an aggregate amount equal to $67,000,000 and subject to the terms of the Facility Agreement; however, by June 30, 2012, such amount shall be increased to an amount not to exceed $100,000,000 by obtaining additional commitments from IFC, or through transfers from the lenders that are party to the Facility Agreement. The drawdown period under the IFC Facility Agreement expires on May 15, 2014, and the IFC Facility Agreement bears interest at LIBOR plus 325 to 475 basis points, based on the utilization of the facility and the period of time elapsed since the date of signing of the Facility Agreement. Proceeds from the IFC Facility Agreement will be used, among other things, to support the Jubilee Field development, appraisal of additional discoveries and ongoing exploration activities in Ghana.

KEFI made certain representations and warranties in the IFC Facility Agreement relating to environmental and anti-corruption compliance and also made customary representations and warranties, including, but not limited to, representations and warranties relating to the ranking of KEFI’s payment obligations under the IFC Facility Agreement being at least pari passu with all its other present unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally. If an event of default exists under the IFC Facility Agreement, IFC will, after a standstill period, be able to accelerate the maturity and exercise other rights and remedies.

Amendment to Consulting Agreement

On February 23, 2012, the Company, and John R. Kemp (“Kemp”), entered into an amendment to that certain Consulting Agreement, dated October 31, 2011, by and between the Company and Kemp (the “Amendment”).  Pursuant to the Amendment, the Company has agreed to increase the monthly portion of pay provided to Kemp, as payment for Kemp’s consulting services, to $51,750 per month, effective as of January 1, 2012.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Transfer and Amendment and the IFC Facility Agreement set forth under Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KOSMOS ENERGY LTD.

Date: February 23, 2012	By:	/s/ W. GREG DUNLEVY
W. Greg Dunlevy
Chief Financial Officer and Executive Vice President